AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 2023

REGISTRATION NO. 333-260963

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIKING ENERGY GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0199508
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15915 Katy Freeway, Suite 450

Houston, TX 77094

(281) 404-4387

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Doris

Chief Executive Officer

15915 Katy Freeway, Suite 450

Houston, TX 77094

(281) 404-4387

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies to:

Lance Brunson, Esq.

Callie Tempest Jones, Esq.

Brunson Chandler & Jones, PLLC

Walker Center

175 S. Main Street, Suite 1410

Salt Lake City, UT 84111

(801) 303-5737

Not applicable. Removal from registration of securities that were not sold pursuant to the above-referenced registration statement.

 (Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☒
Non-accelerated filer	☒	Emerging growth company	☐
Accelerated filer	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement filed by Viking Energy Group, Inc. (the “Company” or “Viking”) on Form S-3 (the “S-3 Registration Statement”) with the Securities and Exchange Commission (the “SEC”):

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Registration Statement No. 333-260963, originally filed with the SEC on November 5, 2021, as subsequently amended on September 8, 2022, relating to the registration of an aggregate amount of up to $100,000,000 of common stock, preferred stock, warrants, or units.

On August 1, 2023, pursuant to the Agreement and Plan of Merger, dated as of February 15, 2021, as amended on April 18, 2023 (the “Merger Agreement”), between Viking and Camber Energy, Inc. (“Camber”), Viking Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Camber (“Merger Sub”), merged with and into Viking, with Viking continuing as the surviving company and as a wholly-owned subsidiary of Camber (the “Merger”). As a result of the consummation of the Merger, Viking has terminated all offerings of its securities pursuant to the above-referenced S-3 Registration Statement. In accordance with an undertaking made by the Company in the S-3 Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the S-3 Registration Statement that remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prescott, Province of Ontario, Canada, on August 1, 2023.

VIKING ENERGY GROUP, INC.

By:	/s/ James Doris
James Doris, CEO and Director

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the specified registration statement on Form S-3.

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